Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports fourth quarter and full year 2015 results

BATON ROUGE, LA - February 17, 2016 –

Fourth quarter 2015 highlights:

•
Full year and fourth quarter earnings of $3.00 and $1.55 per diluted share, respectively; full year adjusted diluted earnings $3.94 per share; fourth quarter 2015 adjusted diluted earnings of $1.03 per share

•	Full year adjusted EBITDA of $959 million, or 6% over 2014 pro forma

•	Delivered approximately $60 million in 2015 synergies from the integration of Rockwood

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except per share amounts	2015	2014	2015	2014
Net sales	$930,353	$598,566	$3,651,335	$2,445,548
Adjusted EBITDA	$228,617	$136,833	$959,322	$562,155
Net income (loss) from continuing operations	$182,677	$(12,990)	$360,064	$230,437
Net income (loss) attributable to Albemarle Corporation	$174,252	$(18,508)	$334,906	$133,316
Diluted earnings (loss) per share	$1.55	$(0.24)	$3.00	$1.69
Non-operating pension and OPEB items(a)	(0.25)	0.90	(0.29)	1.01
Special items(b)	(0.26)	0.30	1.23	0.62
Discontinued operations(c)	—	0.02	—	0.88
Adjusted diluted earnings per share(d)	$1.03	$0.99	$3.94	$4.20

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported fourth quarter 2015 earnings of $174.3 million, or $1.55 per diluted share, compared to a fourth quarter 2014 loss of ($18.5) million, or ($0.24) per diluted share. Fourth quarter 2015 includes an income tax benefit of $0.40 per diluted share primarily related to the release of certain tax reserves associated with lapses in statutes of limitations and audit closures, and a mark-to-market (“MTM”) actuarial gain of $0.25 per diluted share mainly resulting from a higher discount rate and updated mortality assumptions included in the annual remeasurement of our pension and OPEB plans. Fourth quarter 2014 included a MTM actuarial loss of $0.91 per diluted share, which reflected actuarial assumptions at the time of the remeasurement. Fourth quarter 2015 adjusted earnings were $116.2 million, or $1.03 per diluted share, compared to $77.4 million, or $0.99 per diluted share, for the fourth quarter of 2014 (see notes to the condensed consolidated financial information). The Company reported net sales of $930.4 million in the fourth quarter of 2015, up from net sales of $598.6 million in the fourth quarter of 2014, driven primarily by the acquisition of Rockwood Holdings, Inc. (“Rockwood”), which closed January 12, 2015, partly offset by the impact of lower sales volumes, unfavorable price and mix impacts in some businesses and unfavorable currency exchange impacts.

Earnings for the full year 2015 were $334.9 million, or $3.00 per diluted share, compared to $133.3 million, or $1.69 per diluted share, for the full year 2014. Adjusted earnings for the full year 2015 (including $52.4 million in non-cash currency exchange transaction gains from the first quarter) were $439.4 million, or $3.94 per diluted share, compared to $332.1 million, or $4.20 per diluted share, for the full year 2014. Net sales for the full year 2015 were $3.65 billion, up from net sales of $2.45 billion, driven primarily by the acquisition of Rockwood, partly offset by the impact of lower sales volumes, unfavorable price and mix impacts in certain businesses and unfavorable currency exchange impacts.

“In 2015, we began the transformation of Albemarle with the acquisition of Rockwood and delivered on our commitments to our shareholders,” said Luke Kissam, president and CEO. “The lithium and surface treatment businesses we acquired in January exceeded profitability expectations for the year, resulting in adjusted EBITDA for the company of $959 million and 6% growth over 2014. Cash generation was as expected, and the $60 million of synergies achieved exceeded our goal at the beginning of the year. We completed the sale of two non-core businesses and used the proceeds to pay down debt by over $300 million in early 2016. We achieved our goals for 2015 and are well positioned to grow in 2016. Our goals for 2016 are clear: deliver the forecasted free cash flow to enable further deleveraging, continue to drive synergy savings and convert the recently announced memorandum of understanding related to our lithium concession in Chile to a definitive agreement.”

The acquisition of Rockwood was completed on January 12, 2015 for a purchase price of approximately $5.7 billion. The cash consideration was funded with proceeds from senior notes the Company issued in 2014 and borrowings under the Company’s term loan credit agreement, cash bridge facility and revolving credit agreement. The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the year-to-date financial results presented herein. Excluded net sales and adjusted EBITDA for the stub period were $33.2 million and $3.4 million, respectively.

Quarterly Segment Results

In order to provide a meaningful comparison of the results of operations, where applicable, segment results for the fourth quarter and year ended December 31, 2015 are compared to pro forma segment results for the comparative periods of 2014. The 2014 pro forma segment results are based on the historical combined consolidated financial statements of Albemarle and Rockwood and were prepared to illustrate the effects of the integration of the Rockwood business, as well as the first quarter 2015 change in reporting structure. This supplemental pro forma financial information is also located on Albemarle’s website and in Albemarle’s Current Report on Form 8-K which was filed on April 13, 2015.

Performance Chemicals reported net sales of $385.5 million in the fourth quarter of 2015, a decrease of 1.2% from fourth quarter 2014 pro forma net sales of $390.0 million. Net sales were impacted by $10.8 million of unfavorable currency exchange impacts as compared to the prior year. Higher Lithium sales volumes and favorable pricing in Bromine and Lithium were partially offset by lower Bromine sales volumes, which, in total, offset $6.3 million of the unfavorable impacts of currency exchange. Adjusted EBITDA for Performance Chemicals was $120.1 million, a decrease of 2.8% from fourth quarter 2014 pro forma results of $123.6 million. Adjusted EBITDA was impacted by $2.2 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $1.3 million decrease in adjusted EBITDA was primarily driven by lower Bromine sales volumes and lower equity income from our Lithium joint venture, Talison, partially offset by higher Lithium sales volumes and favorable Bromine and Lithium pricing.

Refining Solutions generated net sales of $200.4 million in the fourth quarter of 2015, a decrease of 14.2% from net sales of $233.5 million in the fourth quarter of 2014. Net sales were impacted by $5.1 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $28.0 million decrease in net sales was primarily driven by unfavorable Clean Fuels Technology volumes and price partly offset by favorable Heavy Oil Upgrading volumes. Adjusted EBITDA for Refining Solutions was $52.7 million in the fourth quarter of 2015, a decrease of 21.6% from fourth quarter 2014 results of $67.2 million. Adjusted EBITDA was impacted by $1.0 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $13.5 million decrease in adjusted EBITDA was primarily due to lower Clean Fuels Technology sales volumes and price partly offset by favorable Heavy Oil Upgrading volumes.

Chemetall® Surface Treatment reported net sales of $207.7 million in the fourth quarter of 2015, an increase of 2.9% from fourth quarter 2014 pro forma net sales of $201.9 million. Net sales were impacted by $21.4 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $27.2 million increase in net sales was primarily due to increased sales volumes related to the acquisition of the remaining shares of the Chemetall Shanghai joint venture in February of this year and favorable pricing. Adjusted EBITDA for Chemetall Surface Treatment was $53.7 million in the fourth quarter of 2015, an increase of 13.5% from fourth quarter 2014 pro forma results of $47.3 million. Adjusted EBITDA was impacted by $5.8 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $12.2 million increase in adjusted EBITDA was primarily due to higher overall sales volumes and favorable pricing offset slightly by increased selling, general and administrative expenses primarily associated with the Chemetall Shanghai joint venture acquisition.

All Other net sales were $133.4 million in the fourth quarter of 2015, an increase of 8.1% from pro forma net sales of $123.5 million in the fourth quarter of 2014. Net sales were impacted by $7.9 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $17.8 million increase in net sales was primarily due to increased Fine Chemistry Services volumes due to timing of projects and pricing. All Other adjusted EBITDA was $24.5 million in the fourth quarter of 2015, an increase of 66.0% from fourth quarter 2014 pro forma results of $14.7 million. Adjusted EBITDA was impacted by $1.0 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $10.8 million increase in adjusted EBITDA was primarily due to higher Fine Chemistry Services sales volumes and pricing.

In summary, total net sales of $930.4 million in the fourth quarter of 2015, a decrease of $19.9 million or 2.1% from fourth quarter 2014 pro forma net sales of $950.3 million, was unfavorably impacted by currency exchange of $45.2 million. Excluding currency exchange impacts, net sales for the period would have been up 2.7% as compared to the prior year. Total adjusted EBITDA of $228.6 million in the fourth quarter of 2015, an increase of $3.1 million or 1.4% from fourth quarter 2014 pro forma adjusted EBITDA of $225.5 million, was unfavorably impacted by currency exchange of $10.9 million (including $0.9 million of unfavorable currency exchange impacts on Corporate results). Excluding currency exchange impacts, adjusted EBITDA for the period would have been up 6.2% as compared to the prior year.

Corporate Results

Corporate adjusted EBITDA was ($22.3) million in the fourth quarter of 2015 compared to ($27.4) million pro forma adjusted EBITDA in the fourth quarter of 2014. The $5.1 million improvement is primarily related to achieved synergies.

Income Taxes

Our adjusted effective income tax rates, which exclude discontinued operations, special and non-operating pension and OPEB items, were 18.8% and 24.0% for the fourth quarter of 2015 and 2014, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions. The effective tax rate decrease compared to the prior year is driven by a variety of factors including mix of income and planning related to the Rockwood acquisition.

Cash Flow

Our cash flow from operations was approximately $360.7 million for the year ended December 31, 2015, down 27% versus the same period in 2014, primarily due to significant cash expenses in the current period related to the Rockwood acquisition, including acquisition fees, interest payments, costs to deliver synergy projects, and tax payments to repatriate cash from overseas. We had $213.7 million in cash and cash equivalents at December 31, 2015, as compared to $2.5 billion at December 31, 2014. Cash on hand, cash provided by operations, a return of capital from an unconsolidated investment and proceeds from borrowings, funded $2.1 billion for acquisitions, $227.6 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $119.3 million during the year ended December 31, 2015.

Outlook

2015 ended, and 2016 has begun, with much increased economic uncertainty. Nevertheless, we currently expect growth in most of our businesses in 2016. Full year 2016 adjusted EBITDA is expected to range from $900 million to $950 million; adjusted EPS is expected to be $3.45 to $3.80, which would result in an adjusted EBITDA margin of approximately 28%. Reported free cash flow is expected to range from $450 million to $550 million.

Earnings Call

The Company’s performance for the fourth quarter ended December 31, 2015 will be discussed on a conference call at 9:00 AM Eastern time on February 18, 2016. The call can be accessed by dialing 888-713-4199 (International Dial-In # 617-213-4861), and entering conference ID 35155967. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a premier specialty chemicals company with leading positions in attractive end markets around the world. With a broad customer reach and diverse end markets, Albemarle develops, manufactures and markets technologically advanced and high value added products, including lithium and lithium compounds, bromine and bromine derivatives, catalysts and surface treatment chemistries used in a wide range of applications including consumer electronics, flame retardants, metal processing, plastics, contemporary and alternative transportation vehicles, refining, pharmaceuticals, agriculture, construction and custom chemistry services. Albemarle is focused on delivering differentiated, performance-based technologies that deliver innovative and sustainable solutions to its customers. The Company employs approximately 6,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the transaction with Rockwood and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures, including the integration of Rockwood’s operations, and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in the joint proxy statement / prospectus we filed in connection with the transaction with Rockwood, and in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$930,353	$598,566	$3,651,335	$2,445,548
Cost of goods sold(a)(b)	604,723	436,126	2,454,463	1,674,700
Gross profit	325,630	162,440	1,196,872	770,848
Selling, general and administrative expenses(a)	91,182	144,008	512,274	355,135
Research and development expenses	25,748	21,394	102,871	88,310
Restructuring and other, net(b)	—	5,322	(6,804)	25,947
Acquisition and integration related costs(b)	19,609	15,054	146,096	30,158
Operating profit (loss)	189,091	(23,338)	442,435	271,298
Interest and financing expenses(b)	(31,736)	(15,103)	(132,722)	(41,358)
Other (expenses) income, net(b)	(2,490)	(10,307)	48,474	(16,761)
Income (loss) from continuing operations before income taxes and equity in net income of unconsolidated investments	154,865	(48,748)	358,187	213,179
Income tax (benefit) expense(b)	(19,049)	(28,216)	29,122	18,484
Income (loss) from continuing operations before equity in net income of unconsolidated investments	173,914	(20,532)	329,065	194,695
Equity in net income of unconsolidated investments (net of tax)(b)	8,763	7,542	30,999	35,742
Net income (loss) from continuing operations	182,677	(12,990)	360,064	230,437
Loss from discontinued operations (net of tax)(c)	—	(1,058)	—	(69,531)
Net income (loss)	182,677	(14,048)	360,064	160,906
Net income attributable to noncontrolling interests	(8,425)	(4,460)	(25,158)	(27,590)
Net income (loss) attributable to Albemarle Corporation	$174,252	$(18,508)	$334,906	$133,316
Basic earnings (loss) per share
Continuing operations	$1.55	$(0.22)	$3.01	$2.57
Discontinued operations	—	(0.02)	—	(0.88)
	$1.55	$(0.24)	$3.01	$1.69
Diluted earnings (loss) per share
Continuing operations	$1.55	$(0.22)	$3.00	$2.57
Discontinued operations	—	(0.02)	—	(0.88)
	$1.55	$(0.24)	$3.00	$1.69
Weighted-average common shares outstanding – basic	112,207	78,144	111,182	78,696
Weighted-average common shares outstanding – diluted	112,608	78,545	111,556	79,102

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$213,734	$2,489,768
Other current assets	1,212,784	859,082
Assets held for sale	404,485	—
Total current assets	1,831,003	3,348,850
Property, plant and equipment	3,881,162	2,620,670
Less accumulated depreciation and amortization	1,396,424	1,388,802
Net property, plant and equipment	2,484,738	1,231,868
Other assets and intangibles	5,299,273	642,385
Total assets	$9,615,014	$5,223,103
LIABILITIES AND EQUITY
Current portion of long-term debt	$677,345	$711,096
Other current liabilities	810,634	428,790
Liabilities held for sale	128,706	—
Total current liabilities	1,616,685	1,139,886
Long-term debt	3,174,674	2,223,035
Other noncurrent liabilities	686,025	314,663
Deferred income taxes	736,317	56,884
Albemarle Corporation shareholders’ equity	3,254,392	1,359,465
Noncontrolling interests	146,921	129,170
Total liabilities and equity	$9,615,014	$5,223,103

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2015	2014
Cash and cash equivalents at beginning of year	$2,489,768	$477,239
Cash and cash equivalents at end of year	$213,734	$2,489,768
Sources of cash and cash equivalents:
Net income	$360,064	$160,906
Cash proceeds from divestitures, net	8,883	104,718
Proceeds from issuance of senior notes	—	1,888,197
Proceeds from borrowings of long-term debt	2,250,000	—
Proceeds from other borrowings, net	54,625	—
Dividends received from unconsolidated investments and nonmarketable securities	59,912	40,688
Return of capital from unconsolidated investment	98,000	—
Decrease in restricted cash	57,550	—
Working capital changes	—	57,160
Uses of cash and cash equivalents:
Working capital changes	(41,534)	—
Capital expenditures	(227,649)	(110,576)
Acquisition of Rockwood, net of cash acquired	(2,051,645)	—
Other acquisitions, net of cash acquired	(48,845)	—
Repurchases of common stock	—	(150,000)
Repayments of long-term debt	(2,626,241)	(6,017)
Payment for settlement of interest rate swap	—	(33,425)
Pension and postretirement contributions	(21,613)	(13,916)
Dividends paid to shareholders	(119,302)	(84,102)
Dividends paid to noncontrolling interests	(23,286)	(15,535)
Non-cash and other items:
Depreciation and amortization	260,076	103,572
(Gain) loss associated with restructuring and other	(6,804)	6,333
Loss on disposal of businesses	—	85,515
Pension and postretirement (benefit) expense	(38,817)	133,681
Deferred income taxes	(136,298)	(64,947)
Equity in net income of unconsolidated investments (net of tax)	(30,999)	(35,742)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	Actual	Actual	Pro forma	Actual	Actual	Pro forma
	2015	2014	2014	2015	2014	2014
Net sales:
Performance Chemicals	$385,455	$265,424	$389,977	$1,610,319	$1,121,645	$1,595,907
Refining Solutions	200,420	233,504	233,504	729,261	852,139	852,139
Chemetall Surface Treatment	207,743	—	201,939	824,906	—	826,816
All Other	133,437	99,638	123,455	471,434	471,764	584,920
Corporate	3,298	—	1,471	15,415	—	10,646
Total net sales	$930,353	$598,566	$950,346	$3,651,335	$2,445,548	$3,870,428

Adjusted EBITDA:
Performance Chemicals	$120,101	$73,904	$123,605	$535,520	$306,572	$486,475
Refining Solutions	52,685	67,226	67,226	197,595	256,485	256,485
Chemetall Surface Treatment	53,684	—	47,314	202,028	—	194,284
All Other	24,453	10,491	14,730	53,993	73,973	98,389
Corporate(a)	(22,306)	(14,788)	(27,356)	(29,814)	(74,875)	(127,209)
Total adjusted EBITDA	$228,617	$136,833	$225,519	$959,322	$562,155	$908,424

Performance Chemicals - details by product category:

	Three Months Ended			Year Ended
	December 31,			December 31,
	Actual	Actual	Pro forma	Actual	Actual	Pro forma
	2015	2014	2014	2015	2014	2014
Net sales:
Bromine	$171,462	$188,271	$188,271	$775,729	$808,857	$808,857
Lithium	139,033	—	124,553	508,844	—	474,262
PCS	74,960	77,153	77,153	325,746	312,788	312,788
Total Performance Chemicals	$385,455	$265,424	$389,977	$1,610,319	$1,121,645	$1,595,907

Adjusted EBITDA:
Bromine	$42,222	$53,463	$53,463	$222,653	$224,976	$224,976
Lithium	57,131	—	49,701	213,464	—	179,903
PCS	20,748	20,441	20,441	99,403	81,596	81,596
Total Performance Chemicals	$120,101	$73,904	$123,605	$535,520	$306,572	$486,475

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost of goods sold:
MTM actuarial (gain) loss	$(2.0)	$30.7	$(2.0)	$36.4
Interest cost and expected return on assets, net	(0.4)	(0.4)	(1.5)	(1.9)
Total	$(2.4)	$30.3	$(3.5)	$34.5

Selling, general and administrative expenses:
MTM actuarial (gain) loss	$(36.9)	$81.9	$(36.9)	$94.4
Settlements/curtailments	—	—	(2.6)	—
Interest cost and expected return on assets, net	(1.1)	(0.9)	(3.2)	(3.4)
Total	$(38.0)	$81.0	$(42.7)	$91.0

The MTM actuarial (gain) loss was ($38.9) million and $112.6 million for the three months ended December 31, 2015 and 2014, respectively, and ($38.9) million and $130.8 million for the years ended December 31, 2015 and 2014, respectively, and resulted from the annual remeasurement of our pension and OPEB plans in the fourth quarter. MTM actuarial gains/losses recorded in the fourth quarter may differ from the year-to-date amounts to the extent that remeasurements occurred in previous quarters. Settlements/curtailments for the year ended December 31, 2015 resulted from the termination of a domestic OPEB plan during the first quarter of 2015.

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted earnings calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Utilization of inventory markup(1)	$0.03	$—	$0.73	$—
Restructuring and other, net(2)	(0.01)	0.04	(0.05)	0.21
Acquisition and integration related costs(3)	0.07	0.12	0.84	0.24
Interest and financing expenses related to Rockwood acquisition(4)	—	0.04	0.01	0.04
Financing fees related to Rockwood acquisition(5)	—	0.08	0.03	0.14
Impairment of unconsolidated investment(6)	0.02	—	0.02	—
Loss on extinguishment of debt(7)	0.03	—	0.03	—
Discrete tax items(8)	(0.40)	0.02	(0.38)	(0.01)
Total special items	$(0.26)	$0.30	$1.23	$0.62

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup was expensed over the estimated remaining selling period. For the three months ended December 31, 2015, $0.5 million was included in Cost of goods sold and Equity in net income of unconsolidated investments was reduced by $0.2 million related to the utilization of the inventory markup. For the year ended December 31, 2015, $75.9 million ($54.1 million after income taxes, or $0.49 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $27.1 million ($0.24 per share), related to the utilization of the inventory markup.

(2)	Restructuring and other, net, consisted of the following:

Year ended December 31, 2015 -

•
A gain of $6.8 million ($5.4 million after income taxes, or $0.05 per share) recognized upon the sale of land in Avonmouth, UK, which was utilized by the phosphorus flame retardants business we exited in 2012.

Three months ended December 31, 2014 -

•
Net charges of $6.5 million ($4.3 million after income taxes, or $0.05 per share) in connection with a reduction of aluminum alkyls high cost supply capacity, and net adjustments of ($1.2) million ($0.9 million after income taxes, or $0.01 per share) associated with the finalization of the workforce reduction plan initiated in the fourth quarter of 2013.

Year ended December 31, 2014 -

•	Net charges amounting to $23.5 million ($15.5 million after income taxes, or $0.19 per share) in connection with a reduction of aluminum alkyls high cost supply capacity.

•	A write-off of $3.3 million ($2.1 million after income taxes, or $0.03 per share) for certain multi-product facility project costs that we do not expect to recover in future periods.

•
Net adjustments of ($1.2) million ($0.9 million after income taxes, or $0.01 per share) associated with the finalization of the workforce reduction plan initiated in the fourth quarter of 2013, and other charges of $0.3 million ($0.2 million after income taxes).

(3)	Acquisition and integration related costs consisted of the following:

Three months ended December 31, 2015 -

•
$17.2 million directly related to the acquisition of Rockwood and $2.4 million in connection with other significant projects. After income taxes, these charges totaled $8.3 million, or $0.07 per share.

Three months ended December 31, 2014 -

•
$14.3 million directly related to the acquisition of Rockwood and $0.8 million in connection with other significant projects. After income taxes, these charges totaled $9.5 million, or $0.12 per share.

Year ended December 31, 2015 -

•
$137.7 million directly related to the acquisition of Rockwood and $8.4 million in connection with other significant projects. After income taxes, these charges totaled $94.4 million, or $0.84 per share.

Year ended December 31, 2014 -

•
$23.6 million directly related to the acquisition of Rockwood and $6.6 million in connection with other significant projects. After income taxes, these charges totaled $19.1 million, or $0.24 per share.

(4)
Included in Interest and financing expenses for the year ended December 31, 2015 is $1.6 million ($1.0 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter of 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015. Included in Interest and financing expenses for the three months and year ended December 31, 2014 is $4.5 million ($2.8 million after income taxes, or $0.04 per share) of interest and financing expenses associated with these senior notes.

(5)
Included in Other (expenses) income, net, for the year ended December 31, 2015 is ($4.4) million ($2.8 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood. Included in Other (expenses) income, net, for the three months and year ended December 31, 2014 is ($10.7) million ($6.7 million after income taxes, or $0.08 per share) and ($17.7) million ($11.2 million after income taxes, or $0.14 per share), respectively, for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood as well as $0.2 million ($0.1 million after income taxes) in each period for interest income earned on the cash proceeds from the new senior notes issued in connection with the acquisition of Rockwood.

(6)
Included in Equity in net income of unconsolidated investments (net of tax) for the three months and year ended December 31, 2015 is an impairment charge of $2.0 million ($0.02 per share) related to our unconsolidated investment in Fábrica Carioca de Catalisadores SA.

(7)
Included in Interest and financing expenses for the three months and year ended December 31, 2015 is loss on early extinguishment of $5.4 million ($3.5 million after income taxes, or $0.03 per share) related to the redemption of senior notes issued by the Company’s wholly-owned subsidiary, Rockwood Specialties Group, Inc.

(8)
Included in Income tax (benefit) expense for the three months and year ended December 31, 2015 is ($44.6) million, or ($0.40) per share, primarily related to the release of certain tax reserves associated with lapses in statutes of limitations and audit closures. Included in Income tax (benefit) expense for the three months and year ended December 31, 2014 is $1.6 million, or $0.02 per share, of income tax expense associated with the restructure of a Brazilian entity in anticipation of the acquisition of Rockwood. Also included in Income tax (benefit) expense for the year ended December 31, 2014 are discrete net tax benefit items of ($2.1) million, or ($0.03) per share, related principally to the release of certain tax reserves associated with lapses in statutes of limitations.

(c)
On September 1, 2014, the Company closed the sale of its antioxidant, ibuprofen and propofol businesses and assets to SI Group, Inc. and received net proceeds of $104.7 million and a post-closing working capital settlement of $7.6 million which was received in the first quarter of 2015. Financial results of the disposed group have been presented as discontinued operations in the consolidated statements of income for the 2014 periods. Included in Loss from discontinued operations are pre-tax charges of $85.5 million ($65.7 million after income taxes, or $0.83 per share) recorded for the year ended December 31, 2014 related to the loss on the sale of the disposed group, representing the difference between the carrying value of the related assets and their fair value as determined by the sales price less estimated costs to sell. The loss is primarily attributable to the write-off of goodwill, intangibles and long-lived assets, net of cumulative foreign currency translation gains of $17.8 million.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted diluted earnings per share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before discontinued operations and the special and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before discontinued operations and the special and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss) attributable to Albemarle Corporation	$174,252	$(18,508)	$334,906	$133,316
Add back:
Non-operating pension and OPEB items (net of tax)	(28,713)	70,978	(32,326)	79,994
Special items (net of tax)	(29,380)	23,906	136,807	49,307
Loss from discontinued operations (net of tax)	—	1,058	—	69,531
Adjusted net income attributable to Albemarle Corporation	$116,159	$77,434	$439,387	$332,148

Net income (loss) attributable to Albemarle Corporation	$174,252	$(18,508)	$334,906	$133,316
Add back:
Interest and financing expenses	31,736	15,103	132,722	41,358
Income tax (benefit) expense (from continuing and discontinued operations)	(19,049)	(27,158)	29,122	(2,424)
Depreciation and amortization	59,704	25,228	260,076	103,572
EBITDA	246,643	(5,335)	756,826	275,822
Non-operating pension and OPEB items	(40,344)	111,321	(46,244)	125,462
Special items (excluding special items associated with interest expense)	22,318	30,847	248,740	73,597
Loss from discontinued operations	—	—	—	90,439
Less depreciation and amortization from discontinued operations	—	—	—	(3,165)
Adjusted EBITDA	$228,617	$136,833	$959,322	$562,155

Net sales	$930,353	$598,566	$3,651,335	$2,445,548
EBITDA margin	26.5%	(0.9)%	20.7%	11.3%
Adjusted EBITDA margin	24.6%	22.9%	26.3%	23.0%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Three months ended December 31, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$92,723	$42,072	$32,348	$167,143	$23,137	$(16,028)	$174,252
Depreciation and amortization	26,640	8,642	21,336	56,618	1,316	1,770	59,704
Special items (excluding special items associated with interest expense)	738	1,971	—	2,709	—	19,609	22,318
Interest and financing expenses	—	—	—	—	—	31,736	31,736
Income tax benefit	—	—	—	—	—	(19,049)	(19,049)
Non-operating pension and OPEB items	—	—	—	—	—	(40,344)	(40,344)
Adjusted EBITDA	$120,101	$52,685	$53,684	$226,470	$24,453	$(22,306)	$228,617

Three months ended December 31, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$59,939	$59,907	$—	$119,846	$7,292	$(145,646)	$(18,508)
Depreciation and amortization	13,965	7,319	—	21,284	3,199	745	25,228
Special items	—	—	—	—	—	30,847	30,847
Interest and financing expenses	—	—	—	—	—	15,103	15,103
Income tax benefit	—	—	—	—	—	(28,216)	(28,216)
Loss from discontinued operations (net of tax)	—	—	—	—	—	1,058	1,058
Non-operating pension and OPEB items	—	—	—	—	—	111,321	111,321
Adjusted EBITDA	$73,904	$67,226	$—	$141,130	$10,491	$(14,788)	$136,833

Three months ended December 31, 2014 (Pro forma):
Net income (loss) attributable to Albemarle Corporation	$97,666	$59,907	$39,247	$196,820	$10,724	$(174,324)	$33,220
Depreciation and amortization	25,939	7,319	8,067	41,325	4,006	2,701	48,032
Special items	—	—	—	—	—	(13,812)	(13,812)
Interest and financing expenses	—	—	—	—	—	27,903	27,903
Income tax benefit	—	—	—	—	—	(116)	(116)
Loss from discontinued operations (net of tax)	—	—	—	—	—	19,100	19,100
Non-operating pension and OPEB items	—	—	—	—	—	111,192	111,192
Adjusted EBITDA	$123,605	$67,226	$47,314	$238,145	$14,730	$(27,356)	$225,519

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Year ended December 31, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$335,295	$161,585	$103,095	$599,975	$32,781	$(297,850)	$334,906
Depreciation and amortization	120,248	34,039	78,903	233,190	18,183	8,703	260,076
Special items (excluding special items associated with interest expense)	79,977	1,971	20,030	101,978	3,029	143,733	248,740
Interest and financing expenses	—	—	—	—	—	132,722	132,722
Income tax expense	—	—	—	—	—	29,122	29,122
Non-operating pension and OPEB items	—	—	—	—	—	(46,244)	(46,244)
Adjusted EBITDA	$535,520	$197,595	$202,028	$935,143	$53,993	$(29,814)	$959,322

Year ended December 31, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$254,865	$223,815	$—	$478,680	$60,495	$(405,859)	$133,316
Depreciation and amortization	51,707	32,670	—	84,377	13,478	2,552	100,407
Special items	—	—	—	—	—	73,597	73,597
Interest and financing expenses	—	—	—	—	—	41,358	41,358
Income tax expense	—	—	—	—	—	18,484	18,484
Loss from discontinued operations (net of tax)	—	—	—	—	—	69,531	69,531
Non-operating pension and OPEB items	—	—	—	—	—	125,462	125,462
Adjusted EBITDA	$306,572	$256,485	$—	$563,057	$73,973	$(74,875)	$562,155

Year ended December 31, 2014 (Pro forma):
Net income (loss) attributable to Albemarle Corporation	$388,126	$223,815	$162,721	$774,662	$81,388	$(559,307)	$296,743
Depreciation and amortization	98,349	32,670	31,563	162,582	17,001	19,348	198,931
Special items	—	—	—	—	—	(5,185)	(5,185)
Interest and financing expenses	—	—	—	—	—	95,458	95,458
Income tax expense	—	—	—	—	—	111,084	111,084
Loss from discontinued operations (net of tax)	—	—	—	—	—	85,973	85,973
Non-operating pension and OPEB items	—	—	—	—	—	125,420	125,420
Adjusted EBITDA	$486,475	$256,485	$194,284	$937,244	$98,389	$(127,209)	$908,424

	Bromine	Lithium	PCS	Total Performance Chemicals
Three months ended December 31, 2015 (Actual):
Net income attributable to Albemarle Corporation	$32,121	$43,251	$17,351	$92,723
Depreciation and amortization	10,101	13,142	3,397	26,640
Special items	—	738	—	738
Adjusted EBITDA	$42,222	$57,131	$20,748	$120,101

Three months ended December 31, 2014 (Actual):
Net income attributable to Albemarle Corporation	$44,358	$—	$15,581	$59,939
Depreciation and amortization	9,105	—	4,860	13,965
Adjusted EBITDA	$53,463	$—	$20,441	$73,904

Three months ended December 31, 2014 (Pro Forma):
Net income attributable to Albemarle Corporation	$44,358	$37,727	$15,581	$97,666
Depreciation and amortization	9,105	11,974	4,860	25,939
Adjusted EBITDA	$53,463	$49,701	$20,441	$123,605

Year ended December 31, 2015 (Actual):
Net income attributable to Albemarle Corporation	$186,474	$63,473	$85,348	$335,295
Depreciation and amortization	36,179	70,014	14,055	120,248
Special items	—	79,977	—	79,977
Adjusted EBITDA	$222,653	$213,464	$99,403	$535,520

Year ended December 31, 2014 (Actual):
Net income attributable to Albemarle Corporation	$189,059	$—	$65,806	$254,865
Depreciation and amortization	35,917	—	15,790	51,707
Adjusted EBITDA	$224,976	$—	$81,596	$306,572

Year ended December 31, 2014 (Pro Forma):
Net income attributable to Albemarle Corporation	$189,059	$133,261	$65,806	$388,126
Depreciation and amortization	35,917	46,642	15,790	98,349
Adjusted EBITDA	$224,976	$179,903	$81,596	$486,475